Exhibit 16.1

DATE: February 22, 2006

TO: Indigo Board of Directors

FROM: David A. Albanese

RE: Resignation

I hereby resign my positions as an officer and director for Indigo-Energy, Inc. as of February 22, 2006

/s/ DAVID A. ALBANESE
David A. Albanese

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